EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), which is dated January 1, 2012, is made by and between Clearsign Combustion Corporation, a Washington corporation, located at 12870 Interurban Avenue South, Seattle, Washington 98168 and hereinafter referred to as “Company”, and Richard Rutkowski, whose address is 3125 E. Laurelhurst Dr. NE, Seattle, Washington 98105, hereinafter referred to as “Executive.”  The purpose of this Agreement is to confirm the terms of the employment relationship between Company and Executive.

RECITALS

WHEREAS, Company wishes to retain the services of Executive, and Executive wishes to render services to Company, as its Chief Executive Officer;

WHEREAS, Company and Executive wish to set forth in this Agreement the duties and responsibilities that Executive has agreed to undertake on behalf of Company, and the responsibilities that Company will owe to Executive.

THEREFORE, in consideration of the foregoing and of the mutual promises contained in this Agreement, Company and Executive (who are sometimes individually referred to as a “party” and collectively referred to as the “parties”) agree as follows:

AGREEMENT

1.           TERM.

Company hereby employs Executive as Company’s Chief Executive Officer pursuant to the terms of this Agreement and Executive hereby accepts employment with Company pursuant to the terms of this Agreement.  This Agreement is effective on January 1, 2012, and will continue until January 1, 2015 unless terminated earlier pursuant to Section 12 or 13 below.  During the second year of this Agreement, Company and Executive shall work together to determine whether this Agreement shall be renewed beyond January 1, 2015.  If Company and Executive mutually agree on terms for renewal, the term of this Agreement will be extended for a period of two years (the "Renewal Period"), until January 1, 2017.  Thereafter, Company and Executive shall work together during the 12 month period prior to the last year of each Renewal Period to determine whether this Agreement shall be renewed.  If renewed, the term of such renewal will be two years.  In this Agreement the word “Term” shall, depending on the context used, refer to the initial three year term or to any subsequent Renewal Period.

2.           GENERAL DUTIES.

Executive is responsible for increasing shareholder value through his leadership and management of Company.  Executive shall devote his entire productive time, ability, and attention to Company’s business during the Term. Executive shall report to Company’s Board and agrees to keep the Board fully informed with regard to critical issues affecting the value and reputation of Company.  Furthermore, in his capacity as Chief Executive Officer, Executive shall be primarily responsible for the day-to-day supervision and control of the business and the employees of the Company.  Executive shall do and perform all services, acts, or things necessary or advisable to discharge his duties under this Agreement, and such other duties as are commonly performed by an employee of his rank in a publicly traded corporation or which may, from time to time, be prescribed by the Company through the Board.  Furthermore, Executive agrees to cooperate with and work to the best of his ability with Company’s management team, which includes the Board and the officers and other employees, to continually improve Company’s reputation in its industry for quality products and performance.

3.           NONSOLICITATION AND PROPRIETARY PROPERTY AND CONFIDENTIAL INFORMATION PROVISIONS.

(a)          Nonsolicitation.

(1)           Covenant.  Executive hereby covenants and agrees that Executive shall not, either for Executive’s own account or directly or indirectly in conjunction with or on behalf of any person, partnership, corporation or other entity or venture, during the Term and for a period of one (1) year from the date this Agreement terminates or expires, solicit or employ or attempt to solicit or employ any person who is then or has, within twelve (12) months prior thereto, been an officer, partner, manager, agent, consultant or employee of Company or any affiliate of Company, whether or not such a person would commit a breach of that person’s contract of employment or consulting contract with Company or any affiliate of Company, if any, by reason of leaving the service of Company or any affiliate of Company (the “Nonsolicitation Covenant”).

(2)           Acknowledgement.  Each of the parties acknowledges that: (i) the covenants and the restrictions contained in the Nonsolicitation Covenant are necessary, fundamental, and required for the protection of the business of Company; (ii) such Covenant relates to matters which are of a special, unique and extraordinary value; and (iii) a breach of such Covenant will result in irreparable harm and damages which cannot be adequately compensated by a monetary award.

(3)           Judicial Limitation.  Notwithstanding the foregoing, if at any time, despite the express agreement of Company and Executive, a court of competent jurisdiction holds that any portion of this Nonsolicitation Covenant is unenforceable by reason of its extending for too great a period of time or by reason of its being too extensive in any other respect, such Covenant shall be interpreted to extend only over the maximum period of time or to the maximum extent in all other respects, as the case may be, as to which it may be enforceable, all as determined by such court in such action.

(b)          Proprietary Property; Confidential Information.

(1)           “Applicable Definitions”  For purposes of this paragraph 3(b), the following capitalized terms shall have the definitions set forth below:

i.              “Confidential Information” - The term “Confidential Information” is collectively and severally defined as any information, matter or thing of a secret, confidential or private nature, whether or not so labeled, which is connected with Company’s business or methods of operation or concerning any of Company’s suppliers, customers, licensors, licensees or others with whom Company has a business relationship, and which has current or potential value to Company or the unauthorized disclosure of which could be detrimental to Company.  Confidential Information shall be broadly defined and shall include, by way of example and not limitation:  (i) matters of a business nature available only to management and owners of Company of which Executive may become aware (such as information concerning customers, vendors and suppliers, including their names, addresses, credit or financial status, buying or selling habits, practices, requirements, and any arrangements or contracts that Company may have with such parties, Company’s marketing methods, plans and strategies, the costs of materials, the prices Company obtains or has obtained or at which Company sells or has sold its products or services, Company’s manufacturing and sales costs, the amount of compensation paid to employees of Company and other terms of their employment, financial information such as financial statements, budgets and projections, and the terms of any contracts or agreements Company has entered into) and (ii) matters of a technical nature (such as product information, trade secrets, know-how, formulae, innovations, inventions, devices, discoveries, techniques, formats, processes, methods, specifications, designs, patterns, schematics, data, compilation of information, test results, and research and development projects).  For purposes of the foregoing, the term “trade secrets” shall mean the broadest and most inclusive interpretation of trade secrets as defined by Washington’s Uniform Trade Secrets Act and cases interpreting the scope of said Section.

ii.             “Proprietary Property” - The term “Proprietary Property” is collectively and severally defined as any written or tangible property owned or used by Company in connection with Company’s business, whether or not such property also qualifies as Confidential Information.  Proprietary Property shall be broadly defined and shall include, by way of example and not limitation, products, samples, equipment, files, lists, books, notebooks, records, documents, memoranda, reports, patterns, schematics, compilations, designs, drawings, data, test results, contracts, agreements, literature, correspondence, spread sheets, computer programs and software, computer print outs, other written and graphic records, and the like, whether originals, copies, duplicates or summaries thereof, affecting or relating to the business of Company, financial statements, budgets, projections, invoices.

(2)           Ownership of Proprietary Property.  Executive acknowledges that all Proprietary Property which Executive may prepare, use, observe, come into possession of and/or control shall, at all times, remain the sole and exclusive property of Company.  Executive shall, upon demand by Company at any time, or upon the cessation of Executive’s employment, irrespective of the time, manner, cause or lack of cause of such cessation, immediately deliver to Company or its designated agent, in good condition, ordinary wear and tear and damage by any cause beyond the reasonable control of Executive excepted, all items of the Proprietary Property which are or have been in Executive’s possession or under his control, as well as a statement describing the disposition of all items of the Proprietary Property beyond Executive’s possession or control in the event Executive has not previously returned such items of the Proprietary Property to Company.

(3)           Agreement Not to Use or Divulge Confidential Information.  Executive agrees that he will not, in any fashion, form or manner, unless specifically consented to in writing by Company, either directly or indirectly use, divulge, transmit or otherwise disclose or cause to be used, divulged, transmitted or otherwise disclosed to any person, firm or corporation, in any manner whatsoever (other than in Executive’s performance of duties for Company or except as required by law) any Confidential Information of any kind, nature or description.  The foregoing provisions shall not be construed to prevent Executive from making use of or disclosing information which is in the public domain through no fault of Executive, provided, however, specific information shall not be deemed to be in the public domain merely because it is encompassed by some general information that is published or in the public domain or in Executive’s possession prior to Executive’s employment with Company.

(4)           Acknowledgement of Secrecy.  Executive acknowledges that the Confidential Information is not generally known to the public or to other persons who can obtain economic value from its disclosure or use and that the Confidential Information derives independent economic value thereby, and Executive agrees that he shall take all efforts reasonably necessary to maintain the secrecy and confidentiality of the Confidential Information and to otherwise comply with the terms of this Agreement.

(5)           Inventions, Discoveries.  Executive acknowledges that any inventions, discoveries or trade secrets, whether patentable or not, made or found by Executive in the scope of his employment with Company constitute property of Company and that any rights therein now held or hereafter acquired by Executive individually or in any capacity are hereby transferred and assigned to Company, and agrees to execute and deliver any confirmatory assignments, documents or instruments of any nature necessary to carry out the intent of this paragraph when requested by Company without further compensation therefor, whether or not Executive is at the time employed by Company.  Provided, however, notwithstanding the foregoing, pursuant to Revised Code of Washington 49.44.140, Executive shall not be required to assign his rights in any invention for which no equipment, supplies, facilities or Confidential Information was used and which were developed entirely on Executive’s own time, unless (a) the invention relates directly to the Company’s actual or demonstrably anticipated business, or (b) the invention derives from or relates to any work Executive performed for Company.

4.           COMPLIANCE WITH SECURITIES LAWS.

Executive acknowledges that Executive will be subject to the provisions of Sections 10(b) and 16 of the Securities Exchange Act of 1934.  Executive acknowledges that Sections 10(b) and 16 may prohibit Executive from selling or transferring his stock or securities in Company.  Executive agrees that he will comply with Company’s policies, as stated from time to time, relating to selling or transferring his stock or securities in Company.

5.           COMPENSATION.

(a)           Annual Salary.  During the Term, Company shall pay to Executive an annual base salary in the amount of $350,000 dollars.  The salary paid during the Term shall be referred to in this Agreement as the “Annual Salary”.  The Annual Salary shall be subject to any tax withholdings and/or employee deductions that are applicable.  The Annual Salary shall be paid to Executive in equal installments in accordance with the periodic payroll practices of the Company for its employees.

(b)           Annual Bonus.  Executive and the Compensation Committee of the Board of Directors shall meet to establish performance standards and goals to be met by Executive, which standards and goals shall be mutually agreed to by Executive and the Compensation Committee.  Company shall pay to Executive, no later than thirty (30) days after each annual anniversary of the Effective Date, a cash bonus (the “Annual Bonus”) in an amount to be recommended by the Compensation Committee to the Board.  Nothing in this paragraph shall prevent Executive and the Compensation Committee from mutually agreeing to an alternative computation of the Annual Bonus, which may be implemented and paid to Executive in place of the Annual Bonus described herein.  The Annual Bonus shall be subject to any applicable tax withholdings and/or employee deductions.

(c)           Cost of Living Adjustment.  Commencing as of the Effective Date, and on each January 1,st thereafter, the then effective Annual Salary shall be increased (but not decreased) by an amount which shall reflect the increase, if any, in the cost of living during the previous 12 months by adding to the Annual Salary an amount computed by multiplying the Annual Salary by the percentage by which the level of the Consumer Price Index for the Seattle Metropolitan Area, as reported on January 1,st of the new year by the Bureau of Labor Statistics of the United States Department of Labor has increased over its level as of January 1,st of the prior year.

(d)           Participation In Employee Benefit Plans.  Executive shall have the same rights, privileges, benefits and opportunities to participate in any of Company’s employee benefit plans which may now or hereafter be in effect on a general basis for executive officers or employees.  Company may change any benefits contractor, in its sole discretion.  During the Term Company shall provide, at Company’s sole expense, (i) medical and dental benefits for Executive, his spouse and children, (ii) disability insurance which, in the event of Executive’s disability, will replace 60% of the Annual Salary being paid to Executive at the time the disability occurred, and (iii) a term life insurance policy in the amount of one million seven-hundred fifty thousand U.S. dollars ($1,750,000), the beneficiary of which will be designated by Executive.  In the event Executive receives payments from the disability insurer, Company shall have the right to offset such payments against the Annual Salary otherwise payable to Executive during the period for which such payments are made.  Executive represents and warrants that he has no reason to believe that he is not insurable with a reputable insurance company for the limits of the coverage discussed herein.  If Executive is deemed to be uninsurable for any of the coverage discussed herein, Company shall not be deemed to be in breach of this Agreement for failing to provide such coverage.

6.           EQUITY COMPENSATION.

Company shall offer to Executive, no later than thirty (30) days after each annual anniversary of the Effective Date, an option to purchase shares of Company’s common stock (the “Annual Stock Option Grant”) in an amount to be recommended by the Compensation Committee to the Board.  Nothing in this paragraph shall prevent Executive and the Compensation Committee from mutually agreeing to alternative forms of equity compensation, including, but not limited to restricted stock grants and/or phantom stock arrangements.  The exercise price for any stock shall be the fair market value on the date that the Annual Stock Option Grant or other award is made, calculated in accordance with the terms of the ClearSign Combustion Corporation 2011 Equity Incentive Plan (the "Plan"), as the Plan may be amended from time-to-time.  The right to purchase the common stock shall vest, or any restrictions shall lapse, on the first anniversary after the Annual Stock Option Grant or other award is made.  Upon the sale or disposition by Company to an unrelated third party of substantially all of its business or assets, or the sale of the capital stock of Company in connection with the sale or transfer of a controlling interest in Company to an unrelated third party, or the merger or consolidation of Company with another corporation as part of a sale or transfer of a controlling interest in Company to an unrelated third party (any of which shall be deemed to be a “Change in Control”), any part of any offered option or restricted stock which is unvested shall immediately vest.  “A controlling interest” shall be defined as 50% or more of the common stock of the Company.  Unless otherwise designated in the award agreement, in the event of a termination of Executive's employment, any unvested portion of the Annual Stock Option Grant or any other award of securities subject to vesting conditions shall be governed by the provisions of Section 6.6 of the Plan.  Any stock option or other award issued to Executive hereunder shall be adjusted to account for any a stock dividend, forward stock split, reverse stock split or recapitalization of the outstanding shares of Company common stock.

7.           NOMINATION TO BOARD OF DIRECTORS.

Executive shall be appointed to Company’s Board of Directors upon hire.  Upon termination of Executive's employment, Executive shall be deemed to have resigned as a director.

8.           REIMBURSEMENT OF BUSINESS EXPENSES.

Company shall promptly reimburse Executive for all reasonable business expenses incurred by Executive in connection with the business of Company.  However, each such expenditure shall be reimbursable only if Executive furnishes to Company adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction.

9.           ANNUAL VACATION/SICK LEAVE.

Executive shall be entitled to four (4) weeks paid vacation time each year.  Executive shall be entitled to sick leave in accordance with Company’s general policy for its employees.

10.         INDEMNIFICATION OF LOSSES.

So long as Executive’s actions were taken in good faith and in furtherance of Company’s business and within the scope of Executive’s duties and authority, Company shall indemnify and hold Executive harmless to the full extent of the law from any and all claims, losses and expenses sustained by Executive as a result of any action taken by him to discharge his duties under this Agreement, and Company shall defend Executive, at Company’s expense, in connection with any and all claims by stockholders or third parties which are based upon actions taken by Executive to discharge his duties under this Agreement.

11.         PERSONAL CONDUCT.

Executive agrees promptly and faithfully to comply with all present and future policies, requirements, directions, requests and rules and regulations of Company in connection with Company’s business.  Executive further agrees to conform to all laws and regulations and not at any time to commit any act or become involved in any situation or occurrence tending to bring Company into public scandal, ridicule or which will reflect unfavorably on the reputation of Company.

12.         TERMINATION FOR CAUSE.

Company may terminate Executive for cause immediately, without notice, if Company reasonably concludes that Employee has committed fraud, theft, embezzlement, misappropriation of Company funds or other property, or any felony.  Company may also terminate Executive for cause for any of the following:

(a)           Breach by Executive of any material provision of this Agreement;

(b)           Violation by Executive of any statutory or common law duty of loyalty to Company; or

 (c)          A material violation by Executive of Company's employment policies; or

(d)           Commission of such acts of dishonesty, gross negligence, or willful misconduct as would prevent the effective performance of Executive’s duties or which result in material harm to Company or its business.

Company may terminate this Agreement for cause by giving written notice of termination to Executive, provided, however, if Company declares Executive to be in default of this Agreement under subsection (a) above because Executive fails to substantially perform his material duties and responsibilities under this Agreement, Company shall deliver a written demand for substantial performance of such duties and responsibilities to Executive.  Such demand must identify the manner in which the Board believes that Executive has not substantially performed his duties, and Executive shall have a period of 30 days to correct the deficient performance.  With the exception of the covenants included in paragraph 3 above, upon termination for cause, the obligations of Executive and Company under this Agreement shall immediately cease.  Such termination shall be without prejudice to any other remedy to which Company may be entitled either at law, in equity, or under this Agreement.  If Executive’s employment is terminated pursuant to this paragraph, Company shall pay to Executive (i) Executive’s accrued but unpaid Annual Salary and the value of accrued but unused vacation pay through the effective date of the termination; (ii) Executive’s accrued but unpaid Annual Bonus, if any; and (iii) business expenses incurred prior to the effective date of termination.  Executive shall not be entitled to continue to participate in any employee benefit plans except to the extent provided in such plans for terminated participants, or as may be required by applicable law.

13.         TERMINATION WITHOUT CAUSE.

(a)           Death.  Executive’s employment shall terminate upon the death of Executive.  Upon such termination, the obligations of Executive and Company under this Agreement shall immediately cease.

(b)           Disability.  Company reserves the right to terminate Executive’s employment upon thirty (30) days written notice if, for a period of ninety (90) days, Executive is prevented from discharging his substantial or material duties due to any physical or mental disability, with or without reasonable accommodation.

(c)           Election By Executive.  Executive’s employment may be terminated at any time by Executive upon not less than thirty (30) days written notice by Executive to the Board.

(d)           Election By Company.  Executive’s employment may be terminated at any time by Company upon not less than thirty (30) days written notice by the Board to Executive, or upon Company’s failure to renew this Agreement.

(e)           Termination Due to a Change in Control.  Executive’s employment may be terminated upon a Change of Control.

If Executive’s employment is terminated pursuant to subsections (a), (b), or (c) of this paragraph, Company shall pay to Executive (i) Executive’s accrued but unpaid Annual Salary and the value of accrued but unused vacation pay through the effective date of the termination; (ii) Executive’s accrued but unpaid Annual Bonus, if any; and (iii) business expenses incurred prior to the effective date of termination.  Executive shall not be entitled to continue to participate in any employee benefit plans except to the extent provided in such plans for terminated participants, or as may be required by applicable law.

If Executive’s employment is terminated pursuant to subsection (d) of this paragraph, Company shall pay to Executive (i) Executive’s accrued but unpaid Annual Salary and the value of accrued but unused vacation pay through the effective date of the termination; (ii) Executive’s accrued but unpaid Annual Bonus, if any; (iii) business expenses incurred prior to the effective date of termination; and (iv) severance consisting of the greater of (y) the the salary that would be due to Executive if the employment had not been terminated, or (z) twelve (12) months of Annual Salary, less legal deductions.  Employer may elect in its sole discretion whether to pay these salary payments in one lump sum or on regular pay days for the twelve (12) months following termination of Executive’s employment.  For a termination under subsection (d), Executive shall be entitled to continue to participate in employee benefit plans described in Section 5(d) for twelve (12) months following termination of Executive’s employment.

If Executive’s employment is terminated pursuant to subsection (e) of this paragraph, Executive shall be entitled to receive (i) Executive’s accrued but unpaid Annual Salary and the value of accrued but unused vacation pay through the effective date of the termination; (ii) Executive’s accrued but unpaid Annual Bonus, if any; and (iii) business expenses incurred prior to the effective date of termination; and (iv) an amount equal to the Annual Salary due to Executive for the balance of the Term, in a lump sum and without discount to present value, but in no event shall such payment total less than the Annual Salary.

All other rights Executive has under any benefit or stock option plans and programs shall be determined in accordance with the terms and conditions of such plans and programs.

With the exception of the covenants included in paragraph 3 above and the terms of this paragraph 13, upon termination of Executive’s employment the obligations of Executive and Company under this Agreement shall immediately cease.

14.         MISCELLANEOUS.

(a)           Preparation of Agreement.  It is acknowledged by each party that such party either had separate and independent advice of counsel or the opportunity to avail itself or himself of same.  In light of these facts it is acknowledged that no party shall be construed to be solely responsible for the drafting hereof, and therefore any ambiguity shall not be construed against any party as the alleged draftsman of this Agreement.

(b)           Cooperation.  Each party agrees, without further consideration, to cooperate and diligently perform any further acts, deeds and things and to execute and deliver any documents that may from time to time be reasonably necessary or otherwise reasonably required to consummate, evidence, confirm and/or carry out the intent and provisions of this Agreement, all without undue delay or expense.

(c)           Interpretation.

(i)            Entire Agreement/No Collateral Representations.  Each party expressly acknowledges and agrees that this Agreement, including all exhibits attached hereto: (1) is the final, complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof; (2) supersedes any prior or contemporaneous agreements, promises, assurances, guarantees, representations, understandings, conduct, proposals, conditions, commitments, acts, course of dealing, warranties, interpretations or terms of any kind, oral or written (collectively and severally, the “Prior Agreements”), and that any such prior agreements are of no force or effect except as expressly set forth herein; and (3) may not be varied, supplemented or contradicted by evidence of Prior Agreements, or by evidence of subsequent oral agreements.  Any agreement hereafter made shall be ineffective to modify, supplement or discharge the terms of this Agreement, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of the modification or supplement is sought.

(ii)           Waiver.  No breach of any agreement or provision herein contained, or of any obligation under this Agreement, may be waived, nor shall any extension of time for performance of any obligations or acts be deemed an extension of time for performance of any other obligations or acts contained herein, except by written instrument signed by the party to be charged or as otherwise expressly authorized herein.  No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or a waiver or relinquishment of any other agreement or provision or right or power herein contained.

(iii)          Remedies Cumulative.  The remedies of each party under this Agreement are cumulative and shall not exclude any other remedies to which such party may be lawfully entitled.

(iv)         Severability.  If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal or unenforceable under present or future laws effective during the term of this Agreement, then and, in that event: (A) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable, and (B) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby and shall continue in full force and effect to the fullest extent provided by law.

(v)          No Third Party Beneficiary.  Notwithstanding anything else herein to the contrary, the parties specifically disavow any desire or intention to create any third party beneficiary obligations, and specifically declare that no person or entity, other than as set forth in this Agreement, shall have any rights hereunder or any right of enforcement hereof.

(vi)         Headings; References; Incorporation; Gender.  The headings used in this Agreement are for convenience and reference purposes only, and shall not be used in construing or interpreting the scope or intent of this Agreement or any provision hereof.  References to this Agreement shall include all amendments or renewals thereof.  Any exhibit referenced in this Agreement shall be construed to be incorporated in this Agreement.  As used in this Agreement, each gender shall be deemed to include the other gender, including neutral genders or genders appropriate for entities, if applicable, and the singular shall be deemed to include the plural, and vice versa, as the context requires.

(d)         Enforcement.

(i)            Applicable Law.  This Agreement and the rights and remedies of each party arising out of or relating to this Agreement (including, without limitation, equitable remedies) shall be solely governed by, interpreted under, and construed and enforced in accordance with the laws (without regard to the conflicts of law principles thereof) of the State of Washington, as if this agreement were made, and as if its obligations are to be performed, wholly within the State of Washington.

(ii)           Consent to Jurisdiction and Venue.  Any action or proceeding arising out of or relating to this Agreement shall be filed in and heard and litigated solely before the state courts of Washington within King County.

(iii)          Consent to Specific Performance and Injunctive Relief and Waiver of Bond or Security.  Each party acknowledges that Company may, as a result of Executive’s breach of the covenants and obligations included in paragraph 3 of this Agreement, sustain immediate and long-term substantial and irreparable injury and damage which cannot be reasonably or adequately compensated by damages at law.  Each party agrees that in the event of Executive’s breach or threatened breach of the covenants and obligations included in paragraph 3, Company shall be entitled to obtain equitable relief from a court of competent jurisdiction or arbitration without proof of any actual damages that have been or may be caused to Company by such breach or threatened breach and without the posting of bond or other security in connection therewith.

(iv)         Attorneys’ Fees.  If court proceedings are required to enforce any provision of this Agreement, the substantially prevailing or successful party shall be entitled to an award of the reasonable and necessary expenses of litigation, including reasonable attorneys’ fees.

(v)          Arbitration.  Any controversy, dispute or claim of whatever nature arising out of, in connection with or relating to this Agreement or the interpretation, meaning, performance, breach or enforcement thereof, including any controversy, dispute or claim based on contract, tort, or statute, and including without limitation claims relating to the validity of this Agreement or relating to termination of employment, shall be resolved at the request of either party to this Agreement, by final and binding arbitration conducted at a location determined by the arbitrator in Seattle, Washington, administered by and in accordance with the then existing Rules of Practice and Procedure of JAMS, and judgment upon any award rendered by the arbitrator(s) may be entered by any State or Federal Court having jurisdiction thereof.  Either party may commence such proceeding by giving notice to the other party in the manner provided in Section 14(f) of this Agreement.  Upon filing a demand for arbitration, all parties to the Agreement will have right of discovery to the maximum extent provided by law for actions tried before a court, and both agree that in the event of an arbitration, disputes as to discovery shall be determined by the arbitrator(s).  The arbitrator(s) in any such proceeding shall apply Washington substantive law to the proceeding.  The arbitrator(s) shall have the power to grant all legal and equitable remedies (provisional and final) and award damages provided by Washington law.  The arbitrator(s) shall prepare in writing and provide to the parties an award including findings of fact and conclusions of law.  The arbitrator(s) shall not have the power to commit errors of law or legal reasoning, and the award may be vacated or corrected for any such error.  The Company shall pay all fees of the arbitrator, and each party shall bear its or his expenses, costs and attorney fees relating to the arbitration and recovery under any order and/or judgment rendered therein.  In any such proceeding general counsel for the Company may represent the Company regardless of whether such counsel has rendered advice to Executive in the past unless prohibited by law or rules of the Washington State Bar Association.  The parties hereto hereby submit to the exclusive jurisdiction of the courts of the State of Washington for the purpose of enforcement of this agreement to arbitrate and any and all awards or orders rendered pursuant thereto.

(e)           No Assignment of Rights or Delegation of Duties by Executive.  Executive’s rights and benefits under this Agreement are personal to him and therefore (i) no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer; and (ii) Executive may not delegate his duties or obligations hereunder.

(f)           Notices.  Unless otherwise specifically provided in this Agreement, all notices, demands, requests, consents, approvals or other communications (collectively and severally called “Notices”) required or permitted to be given hereunder, or which are given with respect to this Agreement, shall be in writing, and shall be given by: (A) personal delivery (which form of Notice shall be deemed to have been given upon delivery), (B) by private overnight delivery service (which forms of Notice shall be deemed to have been given upon confirmed delivery by the delivery agency), or (C) by mailing in the United States mail by registered or certified mail, return receipt requested, postage prepaid (which forms of Notice shall be deemed to have been given upon the fifth {5th} business day following the date mailed).  Each party, and their respective counsel, hereby agree that if Notice is to be given hereunder by such party’s counsel, such counsel may communicate directly with all principals, as required to comply with the foregoing notice provisions.  Notices shall be addressed to the address hereinabove set forth in the introductory paragraph of this Agreement, or to such other address as the receiving party shall have specified most recently by like Notice, with a copy to the other parties hereto.  Any Notice given to the estate of a party shall be sufficient if addressed to the party as provided in this subparagraph.

(g)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding on all parties hereto.  Any signature page of this Agreement may be detached from any counterpart of this Agreement and reattached to any other counterpart of this Agreement identical in form hereto by having attached to it one or more additional signature pages.

(h)           Execution by All Parties Required to be Binding; Electronically Transmitted Documents.  This Agreement shall not be construed to be an offer and shall have no force and effect until this Agreement is fully executed by all parties hereto.  If a copy or counterpart of this Agreement is originally executed and such copy or counterpart is thereafter transmitted electronically by facsimile or similar device, such facsimile document shall for all purposes be treated as if manually signed by the party whose facsimile signature appears.

IN WITNESS WHEREOF, the parties have executed this Agreement.

Company:
Clearsign Combustion Corporation

By:/s/ James N. Harmon

Its: Secretary

Executive:

/s/ Richard Rutkowski
Richard Rutkowski